Dominion Energy Reliability Investment

Dominion Energy Reliability Investment (DERI) is a new investment product backed by Dominion Energy. Under this program, Dominion Energy borrows directly from investors and, in return, they receive a competitive floating interest rate and easy access to their money.

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Dominion Energy
Reliability Investment

Why invest in Dominion Energy Reliability Investment?



Competitive

Earn interest rates competitive with those offered by money market funds and short-term CDs.



Flexible

Enjoy flexible features such as free redemptions on demand and check writing. No maintenance fees.



Convenient

Access your money when you need it. Enjoy online access and the ability to link bank accounts.


Dominion Energy

Reliable

Relax - your investment is backed by the reliability and financial stability of Dominion Energy.

Current Rates

Our tiered approach allows you to select the one that is right for your financial goals.

TIER 1	TIER 2	TIER 3
1.75%	1.85%	2.00%
Balance Less than $10,000	Balance $10,000-$49,999	Balance $50,000 or more

Rates effective June 18, 2018

Enrollment is easy

Step One

Complete the simple application or request an Enrollment Kit by calling **866-876-0001**.

The enrollment kit includes a brochure, information, and an application form.

Step Two

Write a check for an initial investment of $1,000 or more made payable to Dominion Energy Reliability Investment.

(*Note*- employees have 10 months to meet the $1,000 minimum).

Step Three

Send your completed application and check to:

Dominion Energy Reliability Investment
P.O. Box 75713
Chicago, IL 60675-5713

What happens next?

Once enrolled, you'll receive a Welcome Kit confirming your participation, information on how to access your secure online portal, and your first packet of free checks.

Need more information?

For more detailed information on DERI, view the FAQs and additional documents listed below. You may also call us at **866.876.0001**.

Documents and Forms

- Application
- Terms and Conditions
- Change Form
- Corporate Resolution
- Prospectus
- Trust Form
- DERI Plan

Frequently Asked Questions (FAQs)

- Enrollment FAQ
- Welcome FAQ



DERI Enrollment Kit

Ready to get started with DERI? Sign up now.

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or using the links provided above. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.